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                                                                    EXHIBIT 99.1

(PSI LOGO)

CONTACT:
Brent Turner
Vice President, Treasurer and
Investor Relations
(615) 312-5700

             PSYCHIATRIC SOLUTIONS ANNOUNCES FILING OF REGISTRATION STATEMENT FOR PUBLIC OFFERING OF 6,000,000 SHARES OF COMMON STOCK

FRANKLIN, Tenn. (November 3, 2003) - Psychiatric Solutions, Inc. ("PSI") (Nasdaq: PSYS) today announced that it has filed a registration statement with the Securities and Exchange Commission covering the public offering of 6,000,000 shares of its Common Stock. PSI is offering 3,000,000 shares and certain existing stockholders of the Company are offering 3,000,000 shares. The underwriters also have an option to purchase an additional 900,000 shares of Common Stock from the Company and selling stockholders to cover over-allotments, if any. Lehman Brothers is the sole book runner of the offering. Merrill Lynch, Raymond James, SunTrust Robinson Humphrey, Avondale Partners, Stephens and Harris Nesbitt are the co-managers of the offering.

         PSI intends to use the net proceeds from the offering for general corporate purposes, including acquisitions. PSI will not receive any proceeds from the sale of Common Stock by the selling stockholders.

         Psychiatric Solutions, Inc. offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults through its operation of 22 owned or leased freestanding psychiatric inpatient facilities with more than 2,700 beds. The Company also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within general acute care hospitals owned by others.

         A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state of which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         When publicly circulated, a preliminary prospectus relating to these securities may be obtained from Lehman Brothers Inc., Prospectus Department, c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York, New York, 11717, telephone: (631) 254-7106, fax
(631) 254-7268.


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